EXHIBIT 10.21

AMENDED ANNUAL COMPENSATION PROGRAM
FOR DIRECTORS OF
FELCOR LODGING TRUST INCORPORATED

The Board of Directors has adopted the following amended compensation program for directors of FelCor Lodging Trust Incorporated (the "Company") for their service, commencing in 2010:

1. Annual Service Fee: Each non-employee director will receive an annual service fee paid currently each quarter, as follows:

Annual Service Fee
Chair, Audit Committee	$70,000
Chair, Compensation Committee	$62,500
Chair, Corporate Governance and Nominating Committee	$62,500
Other Member, Audit Committee	$60,000
Other Independent Directors	$55,000

Prior to the start of each calendar year, each director has the right to elect to receive all or a portion of the annual service fees in common stock of the Company, rather than cash.

2. Annual Equity Award: Each non-employee director will receive an annual equity award equal to the number of shares of common stock having a value equal to $55,000 on the grant date, at the start of each year of service.

All shares of common stock will be issued under one or more of the Company's Restricted Stock and Stock Option Plans, and shares are fully vested upon date of grant.

Directors will not be paid meeting fees for each Board of Director or committee meeting attended.  Directors will be reimbursed for out-of-pocket expenses incurred in connection with their service.